Exhibit 5.1

Globus Maritime Limited 128 Vouliagmenis Avenue, 3rd Floor 166 74 Glyfada, Greece

Our Reference 25810.50008/US/80779743v2

January 28, 2021

Globus Maritime Limited: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the Company’s offering of (a) an aggregate of 2,600,000 shares of common stock of the Company, par value $0.004 per share (each, a “Common Share”) of the Company (the “Issued Shares”) or pre-funded warrants (the “Pre-Funded Warrants”) to purchase one Common Share (collectively, the “Pre-Funded Warrant Shares”), and (b) 1,950,000 Warrants to purchase one Common Share each (the “Warrants”, and the Common Shares issuable upon exercise thereof, the “Warrant Shares”; the Issued Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Warrants and Warrant Shares, collectively, the “Securities”). The Company registered the issuance of the Securities on Form F-3 (File No. 333-240265) filed with the U.S. Securities and Exchange Commission on July 31, 2020 and declared effective on August 12, 2020 (as amended to date and as may be further amended and supplemented, the “Registration Statement”), including the base prospectus dated August 12, 2020 (the “Base Prospectus”) and the prospectus supplement dated January 27, 2021 (as amended to date and as may be further amended and supplemented, the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement, the Base Prospectus, and the Prospectus Supplement;

(b)	the securities purchase agreement (the “Purchase Agreement”) dated January 27, 2021 made between the Company and the purchasers named therein relating to the issuance and sale of the Securities;

(c)	the Pre-Funded Warrants and Warrants;

(d)	the Company’s amended and restated articles of incorporation and amended and restated bylaws; and

(e)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of each of the Securities complies in all respects with the terms, conditions, and restrictions set forth in the Base Prospectus and the Prospectus Supplement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Purchase Agreement will have been duly and validly authorized by the parties thereto (other than the Company), and executed and delivered by the parties thereto;

(iii)	the validity and enforceability of the Purchase Agreement against the parties thereto;

(iv)	the Company will, at the time of any issuance of Pre-Funded Warrant Shares or Warrant Shares, have a sufficient number of authorized but unissued shares of common stock pursuant to its Articles to so issue such shares, after taking into account any shares reserved for issuance; and

(v)	at or prior to the time of the delivery of any of the Pre-Funded Warrant Shares or Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity thereof.

This opinion letter is limited to Marshall Islands law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Securities have been duly authorized by the Company.

2.	The Issued Shares, when issued upon full receipt of payment therefor in accordance with the terms of the Articles and Bylaws, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

3.	Assuming each of the Pre-Funded Warrants is issued and delivered as contemplated in the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the relevant Pre-Funded Warrant Shares, when issued and delivered after full receipt of payment therefor upon the exercise of such Pre-Funded Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable. Assuming each of the Warrants is issued and delivered as contemplated in the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the relevant Warrant Shares, when issued and delivered after full receipt of payment therefor upon the exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

4.	When the Pre-Funded Warrants and Warrants are issued and delivered as contemplated in the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the Pre-Funded Warrants and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K, the discussion of this opinion in the Registration Statement and the Prospectus Supplement, and the references to our firm in the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP